Exhibit 99.1

NeoPhotonics Reports First Quarter Financial Results and Updated Outlook for Second Quarter 2014

•	Quarterly Revenue of $68.2 million

•	First Quarter 2014-over-First Quarter 2013 Revenue Growth of 22%

•	First Quarter 2014-over-First Quarter 2013 40/100G Revenue Growth of 29%

SAN JOSE, CA – June 17, 2014 – NeoPhotonics Corporation (NYSE: NPTN), a leading designer and manufacturer of photonic integrated circuits, or PIC, based optoelectronic modules and subsystems for bandwidth-intensive, high speed communications networks, today announced financial results for its first quarter ended March 31, 2014.

“We are pleased to announce the highest first quarter revenue in the Company’s history, and with the anticipated filing of our Form 10-Q later this month, we will be returning to compliance with SEC filing requirements,” said Tim Jenks, NeoPhotonics Chairman and CEO. “While the first quarter was a challenging one as we added 100G capacity and announced several new PIC based 100G products, we are increasingly confident that NeoPhotonics is well positioned to benefit from the rapid growth in deployment of 100G systems worldwide.”

First Quarter Summary

Following is a summary of certain key financial measures for the first quarter of 2014.

•	Revenue was $68.2 million, a decrease of $6.2 million, or 8%, from the fourth quarter of 2013 and up $12.1 million, or 22%, from the first quarter of 2013.

•	Gross margin was 20.2%, down from 26.4% in the fourth quarter of 2013, and down from 21.0% in the first quarter of 2013.

•	Non-GAAP gross margin was 22.0%, down from 27.5% in the fourth quarter of 2013 and down from 23.1% in the first quarter of 2013.

•	Net loss was $12.6 million, an increase from a net loss of $4.5 million in the fourth quarter of 2013 and slightly up from a net loss of $12.2 million in the first quarter of 2013.

•	Non-GAAP net loss was $9.5 million, an increase from a net loss of $1.8 million in the fourth quarter of 2013 and up from a net loss of $5.3 million in the first quarter of 2013.

•	Diluted net loss per share was $0.40, an increase from a diluted net loss per share of $0.14 in the fourth quarter of 2013 and even with a diluted net loss per share of $0.40 in the first quarter of 2013.

•	Non-GAAP diluted net loss per share was $0.30, an increase from a diluted net loss per share of $0.06 in the fourth quarter of 2013 and up from a diluted net loss per share of $0.17 in the first quarter of 2013.

•	Adjusted EBITDA was a loss of $4.2 million, compared to $3.0 million positive EBITDA in the fourth quarter of 2013 and a loss of $1.8 million in the first quarter of 2013.

At March 31, 2014, combined cash, cash equivalents and short-term investments was $61.3 million, down from $75.0 million at December 31, 2013. Combined notes payable and debt was $40.8 million at March 31, 2014, which is down from $44.2 million at December 31, 2013.

Non-GAAP and Adjusted EBITDA measures vs. GAAP Financial Measures

Our Non-GAAP and Adjusted EBITDA measures exclude certain GAAP financial measures, and a reconciliation of the Non-GAAP and Adjusted EBITDA financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion at the end of this press release.

Outlook for the Second Quarter of 2014 Ending June 30, 2014

The Company’s updated outlook for the second quarter of 2014 is:

•	Revenue in the range of $73 million to $78 million;

•	Non-GAAP gross margin in the range of 20% to 25%; and

•	Diluted net loss per share in the range of $0.13 to $0.23, and on a Non-GAAP basis in the range of a net loss of $0.16 to $0.26 per diluted share

The Company did not provide expectations previously on diluted net loss per share, or on diluted Non-GAAP net loss per share.

The Non-GAAP outlook for the second quarter of 2014 excludes approximately $2.9 million of estimated combined expenses related to the expected amortization of intangibles and anticipated impact of stock-based compensation, plus $3.8 million income related to our settlement with Santur. Of these expenses, $1.2 million is estimated to relate to cost of goods sold.

Conference Call

The Company will host a conference call today, June 17, 2014, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). President and Chief Executive Officer, Tim Jenks, and Chief Financial Officer, Ray Wallin, will present an overview of the first quarter 2014 financial results, discuss current business conditions, and respond to questions. The call will be available, live, to interested parties by dialing +1 (888) 438-5519. For international callers, please dial +1 (719) 325-2435. The Conference ID number is 3996961. A live webcast will also be available in the Investors Relations section of NeoPhotonics website at: www.neophotonics.com.

A replay of the webcast will be available in the Investor Relations section of the Company’s web site approximately two hours after the conclusion of the call and remain available for approximately 30 calendar days.

About NeoPhotonics

NeoPhotonics is a leading designer and manufacturer of photonic integrated circuits, or PIC, based optoelectronic modules and subsystems for bandwidth-intensive, high-speed communications networks. The Company’s products enable cost-effective, high-speed data transmission and efficient allocation of bandwidth over communications networks. NeoPhotonics maintains headquarters in San Jose, California and ISO 9001:2008 certified engineering and manufacturing facilities in Silicon Valley (USA), Japan and China. For additional information, visit www.neophotonics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: future financial results, and the nature and extent of macro-economic and industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: possible reduction in or volatility of customer orders or delays in shipments of products to customers; subsequent events, timing of customer drawdowns of vendor-managed inventory; possible disruptions in the supply chain or in demand for the Company’s products due to industry developments, the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; economic conditions or natural disasters; volatility in utilization of manufacturing operations and other manufacturing costs; reductions in the Company’s rate of new design wins, and/or the rate at which design wins go into production, and the rate of customer acceptance of new product introductions; the Company’s reliance on a small number of customers for a substantial portion of its revenues; potential pricing pressure that may arise from changing supply or demand conditions in the industry; the impact of any previous or future acquisitions; challenges involving integration of acquired businesses and utilization of acquired technology, the New York Stock Exchange may initiate delisting proceedings, which would result in the Company’s common stock being delisted by the Exchange; market adoption, revenue growth and margins of acquired products; changes in demand for the Company’s products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements and forecasts; the timely and successful development and market acceptance of new products and upgrades to existing products; the difficulty of predicting future cash needs; the nature of other investment opportunities available to the Company from time to time; the Company’s operating cash flow, changes in economic and industry projections; a decline in general conditions in the telecommunications equipment industry or the world economy generally; and the effects of seasonality. For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2013. All forward-looking statements are made as of the date of this press release, and the Company disclaims any duty to update such statements.

© 2014 NeoPhotonics Corporation. All rights reserved. NeoPhotonics and the red dot logo are trademarks of NeoPhotonics Corporation. All other marks are the property of their respective owners.

Contacts:

Clyde R. Wallin, Chief Financial Officer

NeoPhotonics Corporation

+1-408-895-6020

ray.wallin@neophotonics.com

Erica Mannion, Investor Relations

Sapphire Investor Relations, LLC

+1-415-471-2700

ir@neophotonics.com

NeoPhotonics Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	As of
	Mar. 31, 2014	Dec. 31, 2013
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$61,341	$75,017
Accounts receivable, net	70,647	64,533
Inventories	67,949	64,908
Prepaid expenses and other current assets	15,456	12,115

Total current assets	215,393	216,573
Property, plant and equipment, net	66,115	68,851
Purchased intangible assets, net	13,972	15,005
Other long-term assets	1,820	1,798

Total assets	$297,300	$302,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$83,091	$72,212
Notes payable	11,210	9,738
Current portion of long-term debt	10,395	10,325

Total current liabilities	104,696	92,275
Long-term debt, net of current portion	19,145	24,150
Other noncurrent liabilities	8,649	8,991

Total liabilities	132,490	125,416

Stockholders’ equity:
Common stock	80	79
Additional paid-in capital	449,531	447,467
Accumulated other comprehensive income	10,209	11,687
Accumulated deficit	(295,010)	(282,422)

Total stockholders’ equity	164,810	176,811

Total liabilities and stockholders’ equity	$297,300	$302,227

NeoPhotonics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except percentages and per share data)

	Three Months Ended
	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
Revenue	$68,168	$74,375	$56,063
Cost of goods sold (1)	54,368	54,739	44,306

Gross profit	13,800	19,636	11,757
	20.2%	26.4%	21.0%
Operating expenses:
Research and development (1)	12,056	12,832	9,707
Sales and marketing (1)	3,411	3,727	3,586
General and administrative (1)	8,987	8,159	5,059
Amortization of purchased intangible assets	379	404	321
Restructuring charges	—	—	325
Acquisition-related transaction costs	—	89	4,510

Total operating expenses	24,833	25,211	23,508

Loss from operations	(11,033)	(5,575)	(11,751)

Interest income	65	79	131
Interest expense	(251)	(240)	(163)
Other income (expense), net	(607)	1,618	(274)

Total interest and other income (expense), net	(793)	1,457	(306)

Loss before income taxes	(11,826)	(4,118)	(12,057)
Provision for income taxes	(762)	(334)	(183)

Net loss	$(12,588)	$(4,452)	$(12,240)

Basic and diluted net loss per share	$(0.40)	$(0.14)	$(0.40)

Weighted averages shares used to compute basic and diluted net loss per share	31,610	31,451	30,574

(1) Includes stock-based compensation expense as follows for the periods presented:
Cost of goods sold	$330	79	$243
Research and development	707	625	418
Sales and marketing	373	332	238
General and administrative	491	435	303

Total stock-based compensation expense	$1,901	$1,471	$1,202

NeoPhotonics Corporation

Reconciliation of Consolidated GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In thousands, except percentages and per share data)

	Three Months Ended
	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
NON-GAAP GROSS PROFIT:
GAAP gross profit	13,800	19,636	11,757
Stock-based compensation expense	330	79	243
Amortization of purchased intangible assets	714	605	428
Amortization of acquisition-related fixed asset step-up	122	208	526
Amortization of acquisition-related inventory step-up	—	(176)	—
Restructuring charges	—	71	—

Non-GAAP gross profit	$14,966	$20,423	$12,954

Non-GAAP gross margin (% of revenue)	22.0%	27.5%	23.1%
NON-GAAP NET LOSS :
GAAP net loss	(12,588)	(4,452)	(12,240)
Stock-based compensation expense	1,901	1,471	1,202
Amortization of purchased intangible assets	1,093	1,009	749
Amortization of acquisition-related fixed asset step-up	219	315	653
Amortization of acquisition-related inventory step-up	—	(176)	—
Acquisition-related transaction costs	(7)	89	4,510
Restructuring charges	—	71	325
Income tax effect of Non-GAAP adjustments	(124)	(170)	(455)

Non-GAAP net loss	$(9,506)	$(1,843)	$(5,256)

ADJUSTED EBITDA:
GAAP net loss	(12,588)	(4,452)	(12,240)
Stock-based compensation expense	1,901	1,471	1,202
Amortization of purchased intangible assets	1,093	1,009	749
Amortization of acquisition-related fixed asset step-up	219	315	653
Amortization of acquisition-related inventory step-up	—	(176)	—
Acquisition-related transaction costs	(7)	89	4,510
Restructuring charges	—	71	325
Interest expense, net	186	161	32
Provision for income taxes	762	334	183
Depreciation expense	4,216	4,194	2,750

Adjusted EBITDA	$(4,218)	$3,016	$(1,836)

BASIC AND DILUTED NET LOSS PER SHARE:
GAAP basic and diluted net loss per share	$(0.40)	$(0.14)	$(0.40)

Non-GAAP basic and diluted net loss per share	$(0.30)	$(0.06)	$(0.17)

SHARES USED TO COMPUTE GAAP and NON-GAAP BASIC AND DILUTED NET LOSS PER SHARE:	31,610	31,451	30,574